EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Cape Bancorp, Inc. Compensation Committee
Cape Bank Employees’ Savings and Profit Sharing Plan and Trust:

We consent to the incorporation by reference in the registration statement (no. 333-146178) on Form S-1 of Cape Bancorp, Inc. of our report dated June 29, 2010 with respect to the statement of net assets available for benefits of the Cape Bank Employees’ Savings and Profit Sharing Plan and Trust Plan as of December 31, 2009, the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedules of Schedule H, line 4i – Schedule of Assets (held at end of year) as of December 31, 2009 and Schedule H, line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2009 which report appears in the December 31, 2009 annual report on Form 11-K of the Cape Bank Employees’ Savings and Profit Sharing Plan and Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 29, 2010